UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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(Amendment No.    )

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The Alger Institutional Funds

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Meeting Adjourned Immediate Action Required
Dear Valued Shareholder:
We wanted to personally thank you for your investment in the Alger Focus Equity Fund. Because of a lack of participation, the special meeting was adjourned until August 1, 2025 at 10:00 a.m. As an important shareholder, you’ve made a significant investment in Alger’s future. Your voice matters, and that is why we are requesting that you vote your shares and help us reach quorum at our adjourned Special Meeting of Shareholders. Your participation is critical for a successful meeting.
We have adjourned the special meeting of shareholders because we have not received the required number of votes to change the Fund from a diversified company to a non-diversified company and to eliminate the related fundamental investment policy on diversification.
Alger believes this change is in the best interests of the Fund and its shareholders because the non-diversified status will provide Alger with additional investment flexibility and the potential to enhance the Fund’s performance.
Your prompt response will help us meet shareholder approval requirements before the next meeting, thereby reducing the risk of additional solicitation costs and meeting postponement. If you have already voted, thank you for your response.
Voting is quick and easy. Please see the enclosed ballot and use any of the methods illustrated below to have your shares instructed and voted.

SAMPLE-LTR